Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

XBIOTECH INC.

PRIVATE AND CONFIDENTIAL	As of March 22, 2005

Mr. John Simard

2960 Alamont Creek

West Vancouver, BC

Dear Mr. Simard:

Re:	Terms of Employment with XBIOTECH INC. (the “Company”)

This Agreement confirms the terms and conditions of your employment by the Company and will constitute your employment agreement. Those terms and conditions are set out below:

1.	Position and Duties. You will be employed by and will serve the Company as its President and Chief Executive Officer, having the duties and functions customarily performed by, and have all responsibilities customary to, a president of a corporation engaged in a business similar to that of the Company, including those duties and functions particularly described in Schedule A attached to this Agreement. You will report directly to the Board of Directors (the “Board”) of the Company. Your duties and functions pertain to the Company and any of its subsidiaries from time to time and may be varied or added to from time to time by the Board, at its discretion, exercised reasonably.

2.	Term. The terms and conditions of this Agreement will have effect as of and from March 22, 2005 (the “Effective Date”) and your employment will continue until terminated as provided in this Agreement (the “Term of Employment”).

3.	Base Salary. The Company will pay you a base salary (the “Base Salary”) at the rate of CDN $240,000 per year, payable semi-monthly, in arrears, subject to the withholding of all applicable statutory deductions by the Company.

4.	Annual Review. The Board or a compensation committee established by the Board (the “Compensation Committee”) will review your Base Salary annually. This review will not necessarily result in an increase in your Base Salary and any increase will be in the discretion of the Board or the Compensation Committee, as the case may be.

5.

Performance Bonus. The Company will review the performance of your duties and functions under this Agreement annually and will pay you a cash bonus of up to 35% of your Base Salary if the Board, in its sole discretion determines that the Company has met its short-term and long-term business performance objectives and that you have met your personal performance objectives (together, the “Objectives”), which Objectives will be established from time to time by the Board or the Compensation Committee in consultation with you. Payment of the performance bonus set out in this Section will be made to you within a reasonable time following the end of each fiscal year and will be subject to the withholding of all applicable statutory deductions by the Company.

6.	Benefits. The Company will arrange for you to be provided with health, medical, dental, accident and life insurance and such other benefits as are reasonable and appropriate for an executive level benefits plan, as determined by the Board from time to time. You may be required to provide information and undergo reasonable assessments of the insurers in order to determine your eligibility for benefits coverage. You hereby acknowledge that coverage under any benefit plan in effect from time to time is subject to availability and other requirements of the applicable insurer and that the components of the benefits plan may be amended, modified or terminated from time to time by the Company in its sole discretion, and that this may include terminating or changing carriers.

7.	Vacation. During your Term of Employment, you will be entitled to an annual paid vacation of 4 weeks per year, in addition to statutory holidays. As you commenced your employment after the start of the 2005 calendar year, the number of vacation days for the 2005 calendar year will be pro-rated accordingly.

8.	Reimbursement for Expenses. During your Term of Employment, the Company will reimburse you for reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions, such reimbursement to be made in accordance with, and subject to, the policies of the Company in effect from time to time. For all such expenses you will be required to keep proper accounts and to furnish statements, vouchers, invoices and/or other supporting documents to the Company.

9.	Stock Options. You will be eligible to receive stock options pursuant to the Company’s Stock Option Plan. Any stock options granted to you will be in such numbers and upon such terms as the Board or the Compensation Committee may determine in its discretion, as the case may be.

10.	Directors’ & Officers’ Liability Insurance. The Company will use commercially reasonable efforts to provide you with directors’ and officers’ liability insurance under the policies for such insurance arranged by the Company from time to time upon such terms and in such amounts as the Board may reasonably determine in its discretion.

11.	No Other Compensation or Benefits. You expressly acknowledge and agree that unless otherwise expressly agreed in writing by the Company subsequent to execution of this Agreement by the parties hereto, you will not be entitled by reason of your employment by the Company or by reason of any termination of such employment, to any remuneration, compensation, severance, damages or benefits other than as expressly set forth in this Agreement.

12.	Service to Employer. During your employment under this Agreement you will:

(a)	well and faithfully serve the Company,

(b)	act in, and promote, the best interests of the Company,

(c)	devote substantially the whole of your working time, attention and energies to the business and affairs of the Company;

(d)	comply with all rules, regulations, policies and procedures of the Company; and

(e)	not, without the prior approval of the Board, to carry on or engage in any other business or occupation or become a director, officer, employee or agent of or hold any position or office with any other corporation, firm or person, except as a volunteer for a non-profit organization or for maintaining personal investments or a personal holding company, provided that such activities do not materially interfere with the performance of your duties under this Agreement.

13.	Termination By Executive

Subject to Section 16 (Termination Following Change in Control), you may resign at any time, but only by giving the Company at least 3 months prior written notice of the effective date of your resignation. On the giving of any such notice, the Company will have the right to waive the notice period, have you cease your employment immediately or at a specified date prior to the end of the notice period and pay you for the notice period or remainder of the notice period, as applicable, plus such other sums owed for arrears of salary, vacation pay and, if granted pursuant to Section 5 (Performance Bonus), bonus. In this case, your resignation and the termination of your employment will be effective on the date the Company waives the notice period (or remainder thereof).

14.	Termination by the Company Without Cause.

(a)	The Company may terminate your employment at any time without cause by giving you written notice of the effective date of such termination and in all respects, except as set out below, the termination of your employment will be effective immediately.

(b)	The Company will pay to you the following amount depending upon the year of employment in which your employment is terminated:

(i)	during the first year of employment, 6 months’ Base Salary; and

(ii)	during each year of employment thereafter, 2 additional months’ Base Salary,

to a maximum 15 months’ Base Salary, plus such other sums owed for arrears of salary, vacation pay, and, if granted pursuant to Section 5 (Performance Bonus), bonus.

(c)	If the Company elects to make salary continuance payments to you of the amount described in clause (b), and if during the notice period you obtain a new source of remuneration, whether through an office, new employment, a contract for you to provide consulting or other services, a new business or any position analogous to any of the foregoing, the salary continuance payments will cease immediately and you will be entitled to no further compensation from the Company (other than any compensation required to ensure that you receive the minimum compensation in lieu of notice to comply with the Employment Standards Act (British Columbia)).

(d)	The payments of Base Salary and benefits set out in this Section 14 will be in lieu of any applicable notice period.

(e)	To the extent permitted by law and subject to the terms and conditions of any benefit plans in effect from time to time, the Company will maintain the benefits set out in Section 6 (Benefits) during the notice period.

(f)	In addition, the Company will arrange for you to be provided with such outplacement career counselling services as are reasonable and appropriate, to assist you in seeking new executive level employment.

(g)	If you are successful in any action claiming wrongful dismissal or constructive dismissal against the Company, you hereby agree that you will only be entitled such notice set forth in this Section 14, less any amounts earned by you in mitigation.

15.	Termination by the Company for Cause. The Company may terminate your employment for cause at any time without any notice, severance or other payments. In the event the Company dismisses you for cause pursuant to this Section 15 and, subsequently, a court or arbitrator rules that the Company did not have cause, you hereby agree that you will only be entitled to damages in an amount equal that number of months’ Base Salary set forth in Section 14 (Termination by Company Without Cause), less any amounts earned by you in mitigation.

16.	Termination Following Change in Control. Concurrently with execution and delivery of this Agreement, you and the Company will enter into a “Change of Control Agreement” in the form attached hereto as Schedule B setting out the compensation provisions to be applicable in the event of the termination of your employment in certain circumstances following a “Change in Control” of the Company (as defined in the Change of Control Agreement).

17.	Confidentiality and Assignment of Inventions. Concurrently with execution and delivery of this Agreement and in consideration of your employment by the Company, you and the Company will enter into a “Confidentiality and Assignment of Inventions Agreement” in the form attached hereto as Schedule C.

18.	Conflicts of Interest. During your Term of Employment:

(a)	You will not, without the Company’s consent, hold any office, acquire any property or enter into any contract, arrangement, understanding or transaction with any other person or entity that would in any way conflict or interfere with this Agreement or your duties or obligations under this Agreement or that would otherwise prevent you from performing your obligations hereunder. You hereby represent and warrant that as of the Effective Date you or your Affiliates or Associates do not hold any such office, have not acquired any such property and have not entered into any such contract, arrangement, understanding or transaction.

(b)	You will promptly, fully and frankly disclose to the Company in writing:

(i)	the nature and extent of any interest you or your Affiliates and Associates have or may have, directly or indirectly, in any actual or proposed contract, arrangement, understanding or transaction between a third party and the Company or any Affiliate of the Company; and

(ii)	every office you or your Affiliates or Associates may hold or acquire, and every property you or your Affiliates or Associates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Company or your duties and obligations under this Agreement, and following such disclosure the Company may, in its sole discretion, determine that a conflict of interest exists and require you to eliminate such conflict of interest.

In this Agreement, the term “Affiliate” will include all those persons and entities that are included within the definition or meaning of “affiliate” as set forth in Sections 1(1) and 2 of the Business Corporations Act (British Columbia) or any successor legislation of similar force and effect, as amended, and “Associate” will include all those persons and entities that are included within the definition or meaning of “affiliate” as set forth in Section 1(1) of the Securities Act (British Columbia) or any successor legislation of similar force and effect, as amended.

19.	Provisions Reasonable. It is acknowledged and agreed that:

(a)	competitors of the Company and its business are located in countries around the world;

(b)	in order to protect the Company adequately, any restrictive covenant must apply world wide;

(c)

during the course of your employment by the Company, both before and after the Effective Date, you have acquired and will acquire knowledge of, and you have come into contact with, initiated and established relationships with and will come into contact with, initiate and establish relationships with, both existing and new clients, customers, suppliers, principals, contacts and prospects of the Company, and that in some circumstances you have been or may well become the senior or sole representative of the Company dealing with such persons; and

(d)	in light of the foregoing, the provisions of Section 20 (Restrictive Covenant) below are reasonable and necessary for the proper protection of the business, property and goodwill of the Company.

20.	Restrictive Covenant. You agree that you will not, either alone or in partnership or in conjunction with any person, firm, corporation, syndicate, association or any other entity or group, whether as principal, agent, employee, director, officer, shareholder, consultant or in any capacity or manner whatsoever, whether directly or indirectly, for the Term of Employment and continuing for a period of 6 months from the termination of your employment, regardless of the reason for such termination:

(a)	carry on or be engaged in, or advise, provide services to, be employed by, consult with, invest in or give financial assistance to, any business, enterprise or other entity that is involved in a business that is competitive with or similar to the Company’s business; provided, however, that the foregoing will not prohibit you from acquiring, solely as an investment and through market purchases, securities of any such enterprise or undertaking which are publicly traded, so long as you are not part of any control group of such entity and such securities, which if converted, do not constitute more than 5% of the outstanding voting power of that entity;

(b)	approach or contact any client of the Company for the purpose of inducing that client to reduce the client’s level of business with the Company or to encourage the client to start doing business or to increase the client’s level of business with any other person or entity when such a change may negatively affect the opportunity of the Company to maintain or increase its level of business with the client; or

(c)	persuade or attempt to persuade any employee(s) of the Company to leave employment with the Company.

21.	Remedies. You acknowledge and agree that any breach or threatened breach of any of the provisions of Section 12 (Service to Employer), Section 17 (Confidentiality and Assignment of Inventions), Section 18 (Conflicts of Interest) or Section 20 (Restrictive Covenant) could cause irreparable damage to the Company or its partners, subsidiaries or affiliates, that such harm could not be adequately compensated by the Company’s recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Company will have the right to seek an injunction, specific performance or other equitable relief as well as any equitable accounting of all your profits or benefits arising out of any such breach. It is further acknowledged and agreed that the remedies of the Company specified in this Section are in addition to and not in substitution for any rights or remedies of the Company at law or in equity and that all such rights and remedies are cumulative and not alternative and that the Company may have recourse to any one or more of its available rights or remedies as it will see fit.

22.	Assignment. The Company may assign its interest in this Agreement to a third party. Your rights and obligations contained in this Agreement are personal and such rights, benefits and obligations will not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Company. Any purported assignment by you contrary to this Section will be null and void.

23.	Binding Effect. This Agreement will be binding upon and enure to the benefit of the Company and its successors and assigns and be binding upon and enure to the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

24.	Agreement Confidential. You will keep the terms and conditions of this Agreement confidential except that you will be entitled to disclose such information to your bankers, advisors, agents, consultants and other third parties who have a duty of confidence to you and who have a need to know such information in order to provide advice, products or services to you, as may be required to enforce any provision of this Agreement or as may otherwise be required by any law, regulation or other regulatory requirement.

25.	Governing Law and Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of such province.

26.	Acknowledgment of Fiduciary Capacity. You expressly acknowledge and agree that due to your position with the Company, you are employed in a fiduciary capacity.

27.	Exercise of Functions. The rights of the Company as provided in this Agreement may be exercised on behalf of the Company by the Board.

28.	Entire Agreement. The terms and conditions of this Agreement are in addition to and not in substitution for the obligations, duties and responsibilities imposed by law on employees of corporations generally, and you agree to comply with such obligations, duties and responsibilities. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may only be varied by further written agreement signed by you and the Company. This Agreement supersedes any previous communications, understandings and agreements between you and the Company regarding your employment. It is acknowledged and agreed that this Agreement is mutually beneficial and is entered into for fresh and valuable consideration with the intent that it will constitute a legally binding agreement.

29.	Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

30.	Surviving Obligations. Your obligations and covenants under Section 17 (Confidentiality and Assignment of Inventions), Section 19 (Provisions Reasonable), Section 20 (Restrictive Covenant), Section 21 (Remedies), Section 22 (Assignment), Section 23 (Binding Effect), Section 24 (Agreement Confidential), Section 25 (Governing Law and Jurisdiction), Section 26 (Acknowledgement of Fiduciary Capacity), Section 28 (Entire Agreement), Section 29 (Further Assurances), Section 32 (Notice), Section 33 (Severability) and Section 34 (Time of Essence/No Waiver) will survive the termination of this Agreement.

31.	Independent Legal Advice. You hereby acknowledge that you have obtained or have had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that you have read, understand, and agree to be bound by all of the terms and conditions contained herein.

32.	Notice. Any notice or other communication required or contemplated under this Agreement to be given by one party to the other will be delivered or mailed by prepaid registered post to the party to receive same at the address as set out below:

To John Simard

2960 Alamont Creek

West Vancouver, BC

To the Company:

XBiotech Inc.

1055 West Hastings, Suite 300

Vancouver, British Columbia V6E 2E9

Attention: Chair

with a copy to:

XBiotech Inc.

c/o Farris, Vaughan, Wills & Murphy LLP

2500-700 West Georgia Street

Vancouver, B.C. V7Y1B3

Attention: Corporate Secretary

Any such notice will be deemed to have been received on the earlier of the date actually received, on the next business day following transmission if by facsimile transmission, or the date five (5) days after the same was posted or sent. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this Section.

33.

Severability. If any provision of this Agreement or the application thereof to any circumstance will, in any jurisdiction and to any extent, be invalid or unenforceable, such provision will be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision will be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision.

34.	Time of Essence/No Waiver. Time is of the essence hereof. No waiver, delay, indulgence, or failure to act by the Company regarding any particular default or omission by you will affect or impair any of the Company’s rights or remedies regarding that or any subsequent default or omission that is not expressly waived in writing, and in all events time will continue to be of the essence without the necessity of specific reinstatement.

35.	Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will together constitute but one agreement.

If you accept and agree to the foregoing, please confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated below and by returning it to us. You are urged to consider fully all the above terms and conditions and to obtain independent legal advice or any other advice you feel is necessary before you execute this agreement.

Yours truly,

XBIOTECH INC.

By:	/s/ R. Hector MacKay-Dunn, Q.C.
Authorized Signatory

Accepted and agreed to by John Simard as of the 15 day of November, 2005

/s/ John Simard
John Simard

SCHEDULE A

DESCRIPTION OF THE DUTIES AND FUNCTIONS

OF THE PRESIDENT

•	formulate long-range strategic plan, set goals and objectives;

•	set operating policies;

•	oversee all corporate functions and direct the Company so as to achieve corporate goals and objectives and maximize shareholder value;

•	analyze operating results in the light of goals and objectives and take corrective action, when required;

•	plan human resource development to ensure continuity of the Company’s operations;

•	hire or develop a strong team of second tier managers;

•	strengthen the business development department in line with the Company’s need to develop attractive partnerships or joint ventures;

•	create a stimulating environment which empowers and inspires employees to achieve corporate goals;

•	represent the Company in the business and non-business community and nurture relationships with associates and partners; and

•	keep the Board of Directors apprised of corporate developments and activities such as:

•	compare the Company’s performance to the operational business plan;

•	assess any economic, industry and business matters that may impact the Company; and

•	other matters of relevance.